U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2007

UCN, INC.
(Exact name of registrant as specified in its charter)

0-26917
(Commission File No.)

Delaware	87-0528557
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

14870 Pony Express Road, Bluffdale, Utah 84065
(Address of principal executive offices)

(801) 320-3300
(Registrant’s telephone number)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 3.02	Unregistered Sales of Equity Securities

On January 26, 2007, UCN and ComVest Capital LLC agreed to amend the Revolving Credit and Term Loan Agreement between them dated as of May 5, 2006, and the related Term Note issued pursuant thereto. The amendment made the following changes:

•	The Revolving Credit and Term Loan Agreement limited UCN to capital expenditures totaling $1,000,000 in each year. That limit is increased by the amendment to $1,500,000 for 2006, and thereafter to $1,200,000 per year for capital lease payments related to physical assets and software purchases and $2,000,000 per year for capitalized research and development costs, but in no event can the total amount of all annual capital expenditures exceed $3,200,000.

•	The Revolving Credit and Term Loan Agreement included a financial covenant of UCN that it achieve net income, before interest expense, taxes, depreciation expense, amortization expense, and certain other charges (referred to as “EBITDA”) of $1,200,000 for 2006 and $800,000 in each fiscal quarter of 2007. Under the amendment UCN is required to achieve EBITDA of not less than (i) $1,000,000 for the Fiscal Year ended December 31, 2006; (ii) not less than $190,000 for the quarter ending March 31, 2007; (iii) not less than $275,000 for the quarter ending June 30, 2007; (iv) not less than $650,000 for the quarter ending September 30, 2007; (v) not less than $1,000,000 for the quarter ending December 31, 2007; (vi) not less than $600,000 for each of the quarters ending March 31, 2008 and June 30, 2008; and (vii) not less than $800,000 for each quarter ending after June 30, 2008.

•	The Revolving Credit and Term Loan Agreement included a financial covenant of UCN that it maintain for specified periods certain ratios of earnings (as adjusted for certain expenses) to UCN’s fixed charges for repayment of indebtedness, interest expense and similar charges. This financial covenant was deleted effective the fourth quarter of 2006 and for all subsequent periods.

•	The amendment adds to the Revolving Credit and Term Loan Agreement a new financial covenant that requires UCN to maintain an amount equal to the total of cash on hand and availability under the revolving credit commitment provided for under the Revolving Credit and Term Loan Agreement that is not less than (i) $3,000,000 at all times from December 31, 2006 through November 29, 2007; and (ii) at all times on or after November 30, 2007, the greater of (A) $3,000,000 minus the sum of all principal payments made on the Term Note from and after November 30, 2007, or (B) $1,000,000.

•	The Term Note originally provided for principal to be paid in 36 equal monthly installments of $125,000 beginning at the end of May 2007. The amendment changes the payment terms so that the principal of the Term Note is payable (i) in monthly installments of $125,000 payable on the last day of each month commencing November 30, 2007, and continuing through March 31, 2010; and (ii) a final installment of all remaining unpaid principal due and payable on May 23, 2010.

UCN paid to ComVest an amendment fee of $35,000 and will reimburse ComVest's out of pocket documentation costs.

At the time the amendments to the Revolving Credit and Term Loan Agreement and the Term Note were made, ComVest Capital approved UCN’s proposed acquisition of BenchmarkPortal, Inc., described in a report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2007. Such approval is required under the terms of the Revolving Credit and Term Loan Agreement. UCN agreed to pay ComVest a fee for its evaluation of the transaction in the amount of $40,000 and, at the time the acquisition closes, issue to ComVest a warrant to purchase 55,000 shares of UCN common stock at an exercise price equal to the lesser of the price at which UCN common stock is issued in the BenchmarkPortal acquisition or $2.90 per share. The forgoing securities will be issued to ComVest Capital in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder.

Item 9.01	Financial Statements and Exhibits

Exhibits

Copies of the following documents are included as exhibits to this report pursuant to Item 601 of Regulation S-K.

SEC Rev. No.	Description of Document

10.1	Amendment No. 1 dated January 26, 2007, to the Revolving Credit and Term Loan Agreement dated as of May 5, 2006, and the related Term Note

10.2	Form of Warrant to purchase UCN common stock to be issued to ComVest Capital on closing of BenchmarkPortal acquisition.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UCN, INC.

Date: January 31, 2007	By:	/s/ Paul Jarman
Paul Jarman, Chief Executive Officer